UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 14, 2017

Kite Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36508	27-1524986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2225 Colorado Avenue Santa Monica, California		90404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 824-9999

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 14, 2017, the board of directors (the “Board”) of Kite Pharma, Inc. (“Kite”), based upon a recommendation from the nominating and corporate governance committee of the Board, voted to appoint Owen N. Witte as a director of Kite. Dr. Witte will serve as a Class I director, which class will stand for re-election at the 2018 annual meeting of stockholders. The size of the Board was increased to eleven members in order to accommodate the appointment of Dr. Witte.

There are no arrangements or understandings between Dr. Witte and any other persons pursuant to which Dr. Witte was appointed a director of Kite.

As a non-employee director, Dr. Witte will participate in the non-employee director compensation arrangements approved by the Board. On March 14, 2017 (the “Grant Date”), the Board approved an initial grant to Dr. Witte of (1) a stock option to purchase 17,130 shares of Kite’s common stock with an exercise price of $83.89, the closing price of Kite’s common stock as reported on the NASDAQ Global Select Market on the Grant Date, and (2) 4,690 restricted stock units (“RSUs”). The options and RSUs granted to Dr. Witte will be issued pursuant to Kite’s 2014 Equity Incentive Plan. The option will vest in 36 equal monthly installments on the last day of each month following the Grant Date and the RSUs will vest in 12 equal quarterly installments on the last day of each quarter following the Grant Date.

In addition, it is expected that Dr. Witte will enter into Kite’s standard form of director indemnity agreement. The form of the indemnity agreement was filed as Exhibit 10.1 to Kite’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on June 11, 2014 (File No. 333-196081) and is incorporated herein by reference.

A press release announcing Dr. Witte’s appointment to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Kite, dated March 16, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2017	KITE PHARMA, INC. (Registrant)

	By:	/s/ Paul Jenkinson
Name: Paul Jenkinson
Title: Chief Financial Officer